SUMMIT BANCSHARES, INC. AND SUBSIDIARIES

                                   EXHIBIT 21
                         SUBSIDIARIES OF THE CORPORATION

Subsidiaries                                             State of Incorporation
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Summit Delaware Financial Corporation                    Delaware

Summit Bank, N.A., Fort Worth, Texas                     National Association